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                                                                     EXHIBIT 4.2
                            Statement of Resolution

                 The Chairman advised the Board of the necessity of a resolution authorizing a series of convertible preferred stock to be issued at the time of conversion of the 1994-1 Series Convertible Subordinated Debentures under the 1988 Long-Term Incentive Plan. Upon motion duly made, seconded and unanimously passed, the following resolution was passed:

                          WHEREAS, the Articles of Incorporation, as amended,
                 of this Corporation authorize the issuance of up to 20,000,000 shares of preferred stock issuable from time to time in one or more series; and

                          WHEREAS, the Board of Directors of this Corporation
                 is authorized in its Articles of Incorporation to determine the form, class, series and amounts in which such preferred stock shall be issued; the price or prices (not less than par) at which such stock shall be sold; the dividend, conversion rates, conversion prices, par value, voting privileges, redemption prices, maturity dates, and any other terms and conditions relative to the issuance of such preferred stock; and

                          WHEREAS, the only preferred stock previously
                 authorized for issuance by the Board of Directors consists of 136,500 shares of 1984-A Series Convertible Preferred Stock, 109,700 shares of 1985-A Series Convertible Preferred Stock, 1,000,000 shares of Series X Junior Participating Preferred Stock, 195,000 shares of 1986-A Series Convertible Preferred Stock, 42,600 shares of 1982-A Series Convertible Preferred Stock, 195,200 shares of 1982-B Series Convertible Preferred Stock, 33,200 shares of 1982-C Series Convertible Preferred Stock, 14,500 shares of 1982-D Series Convertible Preferred Stock, 51,000 shares of 1983-A Series Convertible Preferred Stock, 5,000 shares of 1984-B Series Convertible Preferred Stock, 97,000 shares of 1987-A Series Convertible Preferred Stock, 156,000 shares of 1988-A Series Convertible Preferred Stock, 11,000 shares of 1988-1 Series Convertible Preferred Stock, 103,000 shares of 1989-A Series Convertible Preferred Stock, 45,000 shares of 1989-1 Series Convertible Preferred Stock, 11,000 shares of the 1989-2 Series Convertible Preferred Stock, 138,000 shares of the 1990-1 Series
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                 Convertible Preferred Stock, 11,000 shares of the 1990-2
                 Series Convertible Preferred Stock, 155,000 shares of the 1991-1 Series Convertible Preferred Stock, 11,000 shares of the 1991-2 Series Convertible Preferred Stock, 11,000 shares of the 1992-1 Series Convertible Preferred Stock and pursuant to its authority, the Board of Directors desires to establish an additional series of preferred stock known as the "1994-1 Series Convertible Preferred Stock" to be available for issuance solely upon conversion of the Corporation's 1994-1 Series Convertible Subordinated Debentures related to those certain debenture options automatically granted November 14, 1994, and further desires to determine and fix the rights, preferences and other terms and conditions relating to such series and the number of shares constituting such series;

                          NOW, THEREFORE, BE IT RESOLVED, that the Board of
                 Directors hereby establishes a series of preferred stock of the Corporation to be designated 1994-1 Series Convertible Preferred Stock, which shall be available for issuance solely upon conversion of the Corporation's 1994-1 Series Convertible Subordinated Debentures, which, in turn, will be available for issuance in accordance with and upon exercise of certain options, all of which shall be granted on the same date pursuant to the Corporation's 1988 Long-Term Incentive Plan, entitling the holders thereof to purchase such series of debentures (such date being referred to as the "Original Grant Date");

                          BE IT FURTHER RESOLVED, that the 1994-1 Series
                 Convertible Preferred Stock shall consist of 11,000 shares;

                          BE IT FURTHER RESOLVED, that the rights, preferences
                 and other terms and conditions of the 1994-1 Series Convertible Preferred Stock shall be as follows:

                 1. PAR VALUE. The par value for the 1994-1 Series Convertible Preferred Stock shall be $1.00 per share.

                 2. DIVIDENDS. The holders of record of 1994-1 Series Convertible Preferred Stock shall be entitled to receive, out of funds
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                 legally available therefor, cash dividends at the rate of $.05 per share per quarter. All dividends payable hereunder shall be payable quarterly or otherwise as the Board of Directors may from time to time determine when and as declared by the Board of Directors. The right to such dividends on 1994-1 Series Convertible Preferred Stock shall not be cumulative and no right shall accrue to the holders of such shares by reason of the fact that dividends on such shares are not declared in any prior year. The holders of 1994-1 Series Convertible Preferred Stock shall be entitled to no other cash dividends in excess of the dividends at said rate.

                 3. REDEMPTION. The 1994-1 Series Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation by vote of its Board of Directors, at any time or from time to time, at a redemption price per share equal to the "Purchase Price," as defined below, plus an amount equal to all dividends declared but unpaid at the dated fixed for redemption, and such price, plus such dividends, is hereinafter referred to as the "Redemption Price." The Purchase Price per share shall be the market value, as determined by the Board of Directors, of one share of the Corporation's Common Stock on the Original Grant Date.

                 In case of the redemption of only a part of the outstanding 1994-1 Series Convertible Preferred Stock, this Corporation shall designate by lot the shares to be redeemed or shall effect such redemption pro rata.

                 Not more than 60 days, but at least 20 days prior to the date fixed for redemption, a written notice shall be mailed to each holder of record of 1994-1 Series Convertible Preferred Stock whose shares are to be redeemed, by certified mail with postage prepaid, addressed to each such holder at his address as shown on the records of the Corporation (a) notifying each holder of the election of the Corporation to redeem such shares, (b) stating the date fixed for redemption thereof, (c) setting forth the Redemption Price, and (d) stating the place at which each such holder may obtain payment
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                 of the Redemption Price upon surrender of his share
                 certificates.

                 On or after the date fixed in such notice of redemption, each holder of 1994-1 Series Convertible Preferred Stock to be redeemed shall present and surrender his certificate or certificates representing such stock to this Corporation at a place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption, unless default is made in the payment of the Redemption Price, all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price, shall cease and determine, and such shares shall not there-after be transferred on the books of the Corporation, and such stock shall not be deemed to be outstanding for any purpose whatsoever.

                 The Corporation may at its option at any time after such notice of redemption has been given, deposit a sum sufficient to redeem, on the date fixed for redemption, the shares of 1994-1 Series Convertible Preferred Stock called for redemption and not yet redeemed with a bank or trust company in Mississippi, as a trust fund for the benefit of the respective holders of the shares designated for redemption, and such deposit, from and after the date fixed for redemption, shall constitute full payment of the Redemption Price of the shares to the holders thereof and shall be conclusive evidence that no default shall be made in the payment of the Redemption Price as to such shares.

                 Shares of the 1994-1 Series Convertible Preferred Stock redeemed by the Corporation shall not thereafter be disposed of as shares of such Series, but upon acceptance by the Secretary of State of Mississippi for filing of a statement of cancellation relating to the redeemed shares, such shares shall become
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                 authorized and unissued shares of Preferred Stock which may be designated as shares of any other series.

                 4. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of 1994-1 Series Convertible Preferred Stock outstanding shall be entitled to receive, or to have deposited in trust for them as provided in
                 Section 3 here-of, out of assets of the Corporation, before any distribution of any assets shall be made to the holders of Common Stock or other shares junior to the 1994-1 Series Convertible Preferred Stock as to distribution of assets, an amount which shall be equal to the Purchase Price, as defined above, for such shares plus declared but unpaid dividends thereon. After the holders of 1994-1 Series Convertible Preferred Stock shall have received such amount, they shall not participate in any remaining assets and surplus funds of the Corporation.

                 If the amounts which each of the holders of the shares of the 1994-1 Series Convertible Preferred Stock, and any other series of Preferred Stock of the Corporation ranking equally as to distribution of assets with the shares of 1994-1 Series Convertible Preferred Stock, are entitled to receive in such events are not paid, or deposited in trust, in full, the shares of 1994-1 Series Convertible Preferred Stock and of such other series shall share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of the 1994-1 Series Convertible Preferred Stock and of each such series are entitled were paid, or deposited in trust, in full.

                 Neither the merger of the Corporation with or into any other Corporation nor the sale of all or substantially all of its assets shall be deemed a dissolution, liquidation or winding up of the Corporation within the meaning of this Section.

                 5. CONVERSION RIGHTS. The holders of shares of 1994-1 Series Convertible Preferred Stock shall have conversion rights as follows:
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                          (a)     The shares of 1994-1 Series Convertible
                 Preferred Stock shall be convertible, at the option of the respective holders thereto, at the office of the Corporation into fully paid and nonassessable shares of Common Stock of the Corporation, as follows:

                                  (i) The number of shares of Common Stock into which a share of 1994-1 Series Convertible Preferred Stock is to be converted shall be determined by multiplying one share times the "Conversion Multiplier," as described below. On the "Original Grant Date," as defined above, the Conversion Multiplier shall be one, and unless and until the Conversion Multiplier is adjusted as provided below, each share of 1994-1 Series Convertible Preferred Stock shall be convertible into one share of Common Stock.

                                  (ii) If the Corporation shall at any time after the Original Grant Date effect a subdivision of the outstanding Common Stock, the Conversion Multiplier then in effect immediately before such subdivision shall be proportionately increased, and conversely, if the Corporation shall at any time after the Original Grant Date combine the outstanding shares of Common Stock, the Conversion Multiplier then in effect immediately before such combination shall be proportionately decreased. Any adjustment hereunder shall become effective at the close of business on the date the subdivision or combination becomes effective.

                                  (iii) If the Corporation shall at any time after the Original Grant Date make or issue, without payment of consideration, a dividend or other distribution payable in additional shares of Common Stock, the Conversion Multiplier then in effect shall be increased as of the close of business on the record date for the determination of holders entitled thereto or the date on which the stock transfer books of the Corporation are closed with respect thereto, or, if no such record date has been fixed and the stock transfer books are not so closed, the date of such making or issuance, by multiplying the Conversion Multiplier then in effect by a fraction:
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                                        (A)     the numerator of which shall be
                 the total number of shares of Common Stock issued and outstanding immediately prior to such date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

                                        (B)     the denominator of which shall
                 be the total number of shares of Common Stock issued and outstanding immediately prior to such date;

                 Provided, however, that if such record date shall have been fixed or if the stock transfer books are so closed and such dividend is not fully paid or if such distribution is not fully made on the date therefor, the Conversion Multiplier shall be recomputed accordingly as of the close of business on such date of alteration.

                                  (iv) If the Corporation shall at any time after the Original Grant Date make or issue, without payment of consideration, a dividend or other distribution payable to holders of Common Stock in securities or other assets of the Corporation (other than cash or shares of Common Stock), provisions shall be made so that the holders of the 1994-1 Series Convertible Preferred Stock shall receive upon the conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or other assets of the Corporation that they would have received had their 1994-1 Series Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other assets receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 5 with respect to the rights of the holders of the 1994-1 Series Convertible Preferred Stock.

                                  (v)      In case of any capital
                 reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another
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                 corporation, each share of 1994-1 Series Convertible Preferred
                 Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of 1994-1 Series Convertible Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of 1994-1 Series Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of 1994-1 Series Convertible
                 Preferred Stock.

                                  (vi) In each case of an adjustment of the Conversion Multiplier or the number of shares of Common Stock or other securities issuable upon conversion of the 1994-1 Series Convertible Preferred Stock, the Corporation shall compute such adjustment in accordance herewith and prepare a certificate showing such adjustment, and shall, upon request, provide a copy of such certificate to each registered holder of the 1994-1 Series Convertible Preferred Stock. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based, including a statement of (A) the Conversion Multiplier at the time in effect for the 1994-1 Series Convertible Preferred Stock, and
                 (B) the number, type and amount, if any, of other property that at the time would be received upon conversion of the 1994- 1 Series Convertible Preferred Stock.

                          (b)     Before any holder of 1994-1 Series
                 Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that he elects to convert the same and shall state in
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                 writing therein the name or names in which he wishes the
                 certificate or certificates for shares of Common Stock to be issued. If the holder fails to specify the name in which certificates are to be issued, they shall be issued in his name. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder of 1994-1 Series Convertible Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of 1994-1 Series Convertible Preferred Stock to be converted (or, in the event of a proposed redemption and if the Corporation so allows, on the date of receipt of satisfactory notice of conversion if certificates of 1994-1 Series Convertible Preferred Stock so converted are thereafter delivered to the Corporation within 30 days), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

                          (c)     In case:

                                  (i)      the Corporation shall take a record
                 of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, other than ordinary cash dividends; or

                                  (ii)     the Corporation shall take a record
                 of the holders of shares of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                                  (iii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of
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                 the assets of the Corporation into another corporation; or

                                  (iv)     of the voluntary or involuntary
                 dissolution, liquidation or winding up of the Corporation,

                 then the Corporation shall cause to be mailed to the holders of record of 1994-1 Series Convertible Preferred Stock or any security convertible into 1994-1 Series Convertible Preferred Stock at their last addresses as they shall appear on the records of the Corporation, at least 20 days (or 10 days in any case specified in clauses (1) and (2) above) prior to the applicable record date hereinafter specified, a notice stating
                 (1) the date on which a record is to be taken for the purpose of such dividend or distribution of rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record would be entitled to such dividend or distribution of rights, or (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up.

                          (d) The Corporation will at all times reserve and keep available out of its authorized Common Stock and/or shares of its Common Stock then owned or held by or for the account of the Corporation, solely for the purpose of delivery upon conversion of 1994-1 Series Convertible Preferred Stock, such number of shares of Common Stock as shall then be deliverable upon the conversion of all outstanding or potentially issuable 1994-1 Series Convertible Preferred Stock. All shares of Common Stock which shall be so deliverable shall be duly and validly issued and fully paid and nonassessable.

                          (e) If any shares of Common Stock required to be reserved for purposes of conversion of 1994-1 Series Convertible Preferred Stock require registration with or
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                 approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

                          (f) The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of 1994-1 Series Convertible Preferred Stock pursuant hereto.
                 The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of 1994-1 Series Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                          (g) No fractional shares of Common Stock shall be issued upon the conversion of shares of 1994-1 Series Convertible Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of the Subsection, be deliverable upon the conversion of any shares of 1994-1 Series Convertible Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered shares of 1994-1 Series Convertible Preferred Stock of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest, as determined in good faith by the Board of Directors of the Corporation.

                 6. VOTING RIGHTS. Except as provided by law or as provided above, the holders of 1994-1 Series Convertible Preferred Stock shall not be entitled to notice of stockholders' meetings or to vote upon the election of directors or upon any other matter.